Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES SECOND
QUARTER EARNINGS

OAKLAND, MARYLAND—August 2, 2007: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended June 30, 2007 of $3.2 million ($.52 earnings per share) compared to $3.0 million ($.50 earnings per share) for the second quarter of 2006, a 7.0% increase. The improvement was due to increased net interest income and a 22% increase in other operating income. There were $.1 million in securities losses during the second quarter of 2007, compared to no securities gains or losses in the second quarter of 2006. Second quarter 2007 operating expenses increased by 9% when compared to operating expenses for the second quarter of 2006, due to increased personnel costs, occupancy and equipment and other expenses.

For the six-month period ended June 30, 2007, the Corporation’s annualized return on average assets and average shareholders’ equity were .77% and 10.72%, respectively, compared to .90% and 12.54%, respectively, for the same period in 2006. Net income for the first six months of 2007 was $5.3 million ($.86 earnings per share), compared to $5.9 million ($.96 earnings per share) for the first six months of 2006. The decrease in net income resulted primarily from a non-recurring pre-tax charge of approximately $1.6 million ($1.0 million or $.18 per share, net of tax) associated with the transfer of certain investment securities from the available-for-sale category to the trading category during the first quarter of 2007 and the subsequent sale of those securities during the second quarter of 2007. These transactions were intended to rebalance the portfolio and restructure the maturity schedule of the investment portfolio to mitigate the effects of premium and call risk and to manage our future interest rate risk and effective tax yield. Excluding this charge, net income for the first six months of 2007 was $6.3 million, or $1.04 per share.

Total assets were $1.432 billion at June 30, 2007, an $83 million increase from $1.349 billion at December 31, 2006.

Gross loans and leases were $1.01 billion at June 30, 2007 compared to $963.7 million at December 31, 2006, an increase of $46.3 million (4.8%). Growth in the residential mortgage portfolio ($23.7 million) is attributable to a $25 million mortgage loan purchase that was consummated at the end of April 2007. The commercial portfolio has increased $35.1 million. These increases were offset by a decline in the installment portfolio ($9.3 million) and a decline in our residential construction portfolio ($2.5 million).

Total deposits increased $93.1 million during the first six months of 2007 in comparison to deposits at December 31, 2006. Interest-bearing demand deposits increased due to successful retail growth in the money market product and the placement of $30 million in The Reserve money market. We also realized an increase in brokered certificates of deposit to fund the corporate bonds purchased as part of our investment leverage strategy during the first half of 2007.

Comparing June 30, 2007 to December 31, 2006, shareholders’ equity increased 1.0%, from $96.9 million to $97.8 million, resulting in an increase in book value per share from $15.77 at December 31, 2006 to $15.90 at June 30, 2007. There were 6,151,451 shares of the Corporation’s common stock issued and outstanding at June 30, 2007.

Net-Interest Income

Net interest income increased $.5 million during the first six months of 2007 over the same period in 2006, due to a $5.7 million (15%) increase in interest income offset by a $5.2 million (29%) increase in interest expense. The increase in interest income resulted from an increase in interest-earning assets of $118.3 million (10%) during the first six months of 2007 when compared to the first six months of 2006. The increase in interest-earning assets is primarily attributable to the growth that we experienced in our investment portfolio in connection with the investment leverage strategy implemented over the past nine months, which used brokered certificates of deposit to fund the purchase of higher yielding corporate bonds. The rising interest rate environment and the increase in the investment portfolio contributed to an increase in the yield on earning assets.

Interest expense increased during the first six months of 2007 when compared to the same period of 2006 due to the higher interest rate environment, and an overall increase in interest-bearing liabilities. Deposits have increased in 2007 by approximately $93.1 million due to an increase in money market funds and a successful retail promotion of a nine-month certificate of deposit. The combined effect of the increasing rate environment and the increases in our interest-bearing liabilities resulted in a higher cost of funds. The net result of the aforementioned factors was a 13 basis point decrease in the net interest margin during the first six months of 2007 to 3.46% from 3.59% when compared to the same time period of 2006. Management believes that the investment leverage strategy will result in increased earnings, but will continue to have a negative impact on our net interest margin.

Net interest income for the second quarter of 2007 increased $.6 million when compared to the same period of 2006 due to a $3.3 million (16.9%) increase in interest income offset by a $2.7million (29.5%) increase in interest expense.

Asset Quality

The Corporation’s asset quality continues to be sound. The ratio of non-accrual loans and loans past due 90 days or more to total loans at June 30, 2007 was .36% compared to .40% at December 31, 2006 and .34% at June 30, 2006. The ratio of non-accrual loans and loans past due 90 days or more to total assets at June 30, 2007 was .25% compared to .29% at December 31, 2006 and .25% at June 30, 2006.

The provision for loan losses was $.5 million for the first six months of 2007, compared to $.1 million for the same period of 2006. As a result of the Corporation’s quarterly evaluation of the loan portfolio, the allowance for loan losses decreased to $6.4 million at June 30, 2007, compared to $6.5 million at December 31, 2006. Management believes that the allowance at June 30, 2007 is adequate to provide for probable losses inherent in our loan portfolio.

Non-Interest Income and Non-Interest Expense

Other operating income decreased $.4 million during the first six months of 2007 when compared to the same period of 2006. The decrease resulted from the recognition of the aforementioned $1.6 million loss associated with the transfer of investment securities from the available-for-sale category to the trading category and subsequent sale of these securities. Excluding this non-recurring charge, other operating income would have increased $1.2 million for the first six months of 2007 when compared to the same period of 2006, driven by trust department earnings and insurance commissions. Other income for the second quarter of 2007 increased $.7 million when compared to the second quarter of 2006. Trust department earnings were strong for the first six months as a result of successful business development efforts, resulting in increases in the average market value of assets under management. Insurance commissions also increased due to collection of contingency income and additional income generated by a new book of business that was acquired in April 2007. Contingency income is received from the insurance carriers based upon claims histories and varies from year to year.

Other operating expenses increased 3% for the first six months of 2007 and increased 9% for the second quarter when compared to the same time periods of 2006. The increases are attributable to increases in occupancy and equipment expense due to the opening of two branch offices and our operations center. In addition, we experienced a slight increase in other expenses such as marketing, consulting and other miscellaneous expenses.

Investment Portfolio Restructuring

During the first quarter of 2007, we initiated an investment portfolio restructuring intended to substantially change the economic position of our investment portfolio. This was accomplished by shifting the anticipated cash flow of the investment portfolio (from maturing securities, amortizing securities and securities subject to call) from the short-term period of six months to three years into the intermediate term of three to eight years.
During the first quarter of 2007, we transferred available-for-sale securities with a carrying value of $76.9 million at the beginning of the quarter to trading securities with the anticipation of selling the securities and replacing them with higher yielding investments. We determined that the securities earmarked for sale would, if retained, have subjected our earnings to higher volatility in a declining interest rate environment. As a result of transferring these securities to the trading category, we recognized a pre-tax loss of approximately $1.5 million in earnings for the first quarter of 2007. On April 11, 2007, we sold $73 million of the securities held in trading at March 31, 2007 recognizing an additional loss of $.1 million. We expect that these losses will be partially offset during the remainder of the year by the increase in investment income that we expect to recognize from the restructuring. The securities sold had an average book yield of 4.28%. The proceeds from the sale of these securities were reinvested in securities having an average book yield of approximately 5.55%. The securities purchased included government agency bonds with a longer duration than those sold as well as tax-free municipal bonds. The longer duration bonds were purchased at a discount and better position the Corporation in a declining interest rate environment by protecting against premium and reinvestment risk. The municipal bonds assist in lowering our effective tax rate. Over the past couple of years, we have undertaken several strategies to protect against the risk of future investment cash flow being reinvested in a lower interest rate environment. The restructuring of our investment portfolio enabled us to rebalance the portfolio and restructure the maturity schedule of the portfolio to mitigate the effects of premium and call risk and to manage our future interest rate risk and effective tax yield. We expect the restructuring to result in an on-going stream of higher interest income for shareholders and to have a positive impact on our net interest margin.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia. The Corporation’s website is www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the SEC entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended unaudited			Six Months Ended unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2007	2006	2007	2007	2006
EARNINGS SUMMARY
Interest income	$22,841	$19,539	$21,418	$44,259	$38,516
Interest expense	$11,947	$9,225	$11,353	$23,300	$18,065
Net interest income	$10,894	$10,314	$10,065	$20,959	$20,451
Provision for loan and lease losses	$367	$157	$163	$530	$80
Noninterest income	$4,018	$3,304	$2,361	$6,379	$6,820
Noninterest expense	$9,836	$8,936	$9,243	$19,079	$18,454
Income taxes	$1,504	$1,481	$959	$2,463	$2,888
Net income	$3,205	$3,044	$2,061	$5,266	$5,849
Cash dividends paid	$1,198	$1,164	$1,199	$2,397	$2,327

	Three Months Ended unaudited
	30-Jun	30-Jun	31-Mar
	2007	2006	2007
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.52	$0.50	$0.34
Book value	$15.90	$15.34	$16.06
Closing market value	$19.85	$20.65	$22.50

Common shares
outstanding at period end	6,151,451	6,129,412	6,146,443

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.77%	0.90%	0.62%
Return on average shareholders'
equity	10.72%	12.54%	8.43%
Net interest margin	3.46%	3.59%	3.39%
Efficiency ratio	67.53%	65.80%	72.07%

PERIOD END BALANCES	30-Jun	31-Dec	30-Jun
	2007	2006	2006

Assets	$1,432,452	$1,349,317	$1,306,010
Earning assets	$1,311,695	$1,232,481	$1,193,347
Gross loans	$1,010,745	$963,656	$954,558
Consumer Real Estate	$394,943	$373,696	$369,150
Commercial	$443,494	$408,361	$398,809
Consumer	$172,308	$181,599	$186,599
Investment securities	$297,114	$263,272	$233,396
Total deposits	$1,064,462	$971,381	$945,302
Noninterest bearing	$110,662	$106,579	$111,712
Interest bearing	$953,800	$864,802	$833,590
Shareholders' equity	$97,828	$96,856	$94,023

CAPITAL RATIOS	30-Jun	31-Dec	30-Jun
Period end capital to risk-	2007	2006	2006
weighted assets:
Tier 1	11.46%	11.81%	11.82%
Total	12.53%	12.95%	12.97%

ASSET QUALITY
Net charge-offs for the quarter	$261	$333	$233
Nonperforming assets: (Period End)
Nonaccrual loans	$2,200	$3,190	$2,143
Restructured loans	$519	$522	$528
Loans 90 days past due
and accruing	$1,419	$658	$1,113
Other real estate owned	$100	$23	$113
Total nonperforming assets
and past due loans	$12,205	$14,788	$15,078
Allowance for credit losses
to gross loans, at period end	0.64%	0.68%	0.64%
Nonperforming and 90 day past-due loans
to total loans, at period end	0.36%	0.40%	0.34%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.25%	0.29%	0.25%